Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES FIRST QUARTER

SALES RISE 6% IN LOCAL CURRENCY

COMPANY ON TRACK TO DELIVER STRONG FULL YEAR RESULTS

New York, NY, October 31, 2013 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales for its first quarter ended September 30, 2013 of $2.68 billion, a 5% increase compared with $2.55 billion in the prior-year quarter.  Excluding the impact of foreign currency translation, net sales increased 6%.  Net earnings for the quarter were $300.7 million, compared with $299.5 million last year and diluted net earnings per common share were $.76, which was flat with the prior year.

The fiscal 2014 and 2013 first quarter results included charges associated with restructuring activities of $1.2 million and $0.4 million, respectively.  Additionally, in the fiscal 2013 first quarter, the Company recorded a pre-tax charge of $19.1 million ($12.2 million after tax), for the extinguishment of debt, equal to $.03 per diluted common share.

Excluding these charges in the first quarters of fiscal 2014 and 2013, net earnings for the three months ended September 30, 2013 were $301.6 million, and diluted net earnings per common share were $.76, versus a comparable $.79 in the prior-year period.  A reconciliation between GAAP and non-GAAP financial measures is included in this release.

Fabrizio Freda, President and Chief Executive Officer, said, “I’m pleased that our sales growth was in line with our target and we exceeded our earnings per share estimate for the quarter, despite softer-than-expected market conditions in certain countries.  We achieved these results on the strength of our brands, many of which have introduced successful new innovations that we have supported with strong marketing programs.  Our luxury brands, online and travel retail channels, and emerging markets continued to generate excellent results, lead our growth and contributed to broad sales gains in each of our geographic regions and major product categories.

“Looking ahead, we are well positioned for the important holiday shopping period, with the strongest slate of new fragrances in more than a decade, as well as other innovative products across our categories.  We are focused on achieving superior top-line growth by driving sales momentum throughout the fiscal year with our product and service innovations, backed by creativity, product quality and comprehensive marketing programs.  For the full fiscal year, we

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continue to expect to grow sales 6% to 8% in local currency, which is double our global prestige beauty estimate, and we are revising our earnings per share estimate to $2.80 to $2.87, after taking up the bottom of the range.”

Net sales growth during the quarter was particularly strong in the Company’s luxury and M•A•C brands, online and travel retail channels and overall in emerging markets.  Many developed countries reported solid gains as well.  The Company made further progress on its strategic goals and realized a solid improvement in cost of sales. As planned, the Company increased global advertising spending versus the prior-year quarter to support its biggest innovations and certain existing products.

Results by Product Category

	Three Months Ended September 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2013	2012	Reported Basis	Local Currency	2013	2012	Reported Basis

Skin Care	$1,171.0	$1,113.5	5%	6%	$241.6	$259.0	(7)%
Makeup	1,001.0	960.4	4	5	166.3	161.3	3
Fragrance	367.4	347.6	6	6	36.9	53.4	(31)
Hair Care	124.8	113.9	10	10	8.4	10.7	(21)
Other	10.8	14.1	(23)	(23)	(2.5)	(2.0)	(25)
Subtotal	2,675.0	2,549.5	5	6	450.7	482.4	(7)
Returns and charges associated with restructuring activities	—	—			(1.2)	(0.4)
Total	$2,675.0	$2,549.5	5%	6%	$449.5	$482.0	(7)%

Skin Care

•                  The skin care category is a strategic priority for the Company.  The Company gained share during the quarter in this category in certain countries where its products are sold.

•                  Sales gains reflect the launches of the Company’s new Advanced Night Repair Synchronized Recovery Complex II from Estée Lauder and Dramatically Different Moisturizing Lotion + from Clinique, as well as the recent launch of Advanced Night Repair Eye Serum Infusion from Estée Lauder.

•                  Continued strong growth from the Company’s luxury skin care brand, La Mer, also contributed to sales growth.

•                  Operating income declined, because of increased investment spending behind recent major product launches to accelerate sales growth, as well as new capabilities.

Makeup

•                  Higher makeup sales primarily reflected strong growth from the Company’s makeup artist brands and the recent launch of All About Shadow from Clinique.

•                  Increased sales from Smashbox and the Tom Ford line of cosmetics contributed to the category’s growth.

•                  The increase in makeup operating income primarily reflected improved performance from the M•A•C brand, partially offset by certain heritage brands.

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Fragrance

•                  In fragrance, sales increases were generated from the recent launches of Estée Lauder Modern Muse, Zegna Uomo and Michael Kors Sexy Amber.  Higher fragrance sales were also generated from luxury brands Jo Malone, including its new Peony and Blush Suede fragrance, and Tom Ford.

•                  Fragrance operating income decreased, as higher marketing investments behind new launches were partially offset by the success and profitable progress of certain luxury brands.

Hair Care

•                  Hair care net sales growth was driven by Aveda, reflecting the continued success of its Invati line of products.  The launch of Dryspun Finish from Bumble and bumble added incremental sales.

•                  The category growth also benefited from expanded global distribution, in particular to specialty-multi retailers for Bumble and bumble and to salons for Aveda.

•                  Sales declined at Ojon due, in part, to its exit from the direct response television channel, which is expected to be completed by the second quarter of fiscal 2014.

•                  Hair care operating results decreased, due, in part, to additional investments related to expanded distribution and an increase in advertising expenses during the current-year period.

Results by Geographic Region

	Three Months Ended September 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2013	2012	Reported Basis	Local Currency	2013	2012	Reported Basis

The Americas	$1,202.4	$1,182.1	2%	2%	$156.0	$172.3	(9)%
Europe, the Middle East & Africa	891.2	824.9	8	7	180.8	196.9	(8)
Asia/Pacific	581.4	542.5	7	11	113.9	113.2	1
Subtotal	2,675.0	2,549.5	5	6	450.7	482.4	(7)
Returns and charges associated with restructuring activities	—	—			(1.2)	(0.4)
Total	$2,675.0	$2,549.5	5%	6%	$449.5	$482.0	(7)%

The Americas

•                  Net sales in the United States increased moderately, reflecting growth from certain of the Company’s luxury, makeup artist, hair care and designer fragrances brands, partially offset by declines at certain heritage brands.

•                  Double-digit sales growth was recorded in Latin America, and net sales in Canada also increased.

•                  Sales to specialty-multi stores rose high-single digits, and the Company’s online business grew double-digits.

•                  Operating income in the Americas decreased, reflecting the planned higher marketing spending during the current-year period to support major product launches.  The decrease also reflected lower sales on some base business in certain heritage brands in softer markets.

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Europe, the Middle East & Africa

•                  In constant currency, net sales increased in the majority of countries in the region, and the Company estimates that it continued to outperform prestige beauty in many markets.

•                  The net sales increase was led by high-single-digit growth in the Company’s travel retail business and double-digit growth in the United Kingdom and Switzerland.  Germany and France generated solid growth, while sales in Southern Europe, where the retail environment continues to be challenging, were relatively flat.

•                  The Company’s net sales growth in travel retail primarily reflected a stronger retail environment for the Company’s products, particularly luxury brands, and to a lesser extent, an increase in global airline passenger traffic.

•                  Operating income decreased, as higher results from the Company’s travel retail business and the Balkans were more than offset by lower operating results in most other countries, primarily due to increases in investment spending for recent major launches and initial costs associated with freestanding retail store expansion.

Asia/Pacific

•                  In the region, every country posted net sales increases except Korea.  The Company’s strongest local currency growth was generated in China, Hong Kong and Taiwan, each posting strong double-digit increases.

•                  Results in China included sales to new consumers in expanded distribution in tier two, three and four cities and new skin care product launches.  Sales at retail continued to grow strong double-digits.

•                  The lower sales in Korea reflected continuing difficult economic conditions and competitive pressures.  The Company expects to see continued weakness in prestige beauty in Korea.

•                  The Company estimates that it gained share in certain countries, including China, within its points of distribution during the quarter.

•                  In Asia/Pacific, operating income increased slightly, with higher results, primarily from China, Taiwan and Hong Kong, being partially offset by lower operating results in Japan and Vietnam.

Cash Flows

•                  For the three months ended September 30, 2013, net cash flows provided by operating activities were $29.9 million, compared with $125.2 million of net cash flows used for operating activities in the prior year.

•                  The change primarily reflected a net increase in cash from certain working capital components.

Outlook for Fiscal 2014 Second Quarter and Full Year

The Company continues to expect global prestige beauty to rise approximately three to four percent, tempered by continued weakness in certain Southern European countries and Korea.  The Company continues to expect beauty market growth in the U.S., but at a slower pace than in fiscal 2013.  The Company expects to further improve its gross and operating margins by leveraging its strong sales growth and maintaining its successful pull advertising strategy, while continuing to reduce non-value added costs.

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Second Quarter Fiscal 2014

•                  Net sales are forecasted to grow between 3% and 5% in constant currency.

•                  Foreign currency translation is expected to negatively impact sales by approximately 1% versus the prior-year period.

•                  The Company expects to increase advertising spending in the quarter to support major new product launch activity, including fragrances during the important holiday period, which is expected to continue to build sales momentum in the coming quarters.

•                  Diluted net earnings per share are projected to be between $.99 and $1.04.

•                  Comparisons with the current fiscal year second quarter will be affected by certain events/items that took place in the second quarter last year, including: The accelerated sales orders shifted into the Company’s fiscal 2013 second quarter from its third quarter in advance of the Company’s January 2013 implementation of SAP.  This amounted to approximately $94 million in sales and about $78 million in operating income, equal to approximately $.13 per diluted common share.  Adjusting for the shift, sales growth for the fiscal 2014 second quarter is expected to be between 6% and 8% in local currency.  Additionally, in December 2012, the Company amended the agreement related to the August 2007 sale of Rodan + Fields to receive a fixed amount in lieu of future consideration and other rights and, as a result, recognized $21.3 million in other income, equal to approximately $.04 per diluted common share.

Full Year Fiscal 2014

•                  Net sales are forecasted to grow between 6% and 8% in constant currency.

•                  Foreign currency translation is expected to negatively impact sales by between 1% to 2% versus the prior-year period.

•                  Diluted net earnings per share are now projected to be $2.80 to $2.87, increasing the mid-point of the range.  The 1% to 2% negative currency impact on the sales growth equates to about $.07 of earnings per share.

The Company expects to roll out the last major wave of its Strategic Modernization Initiative (SMI) in July 2014 in certain of its locations.  As a result, some retailers may accelerate sales orders that the Company believes would normally occur in its fiscal 2015 first quarter, into the Company’s fiscal 2014 fourth quarter, in advance of this implementation to provide adequate safety stock to mitigate any potential short-term business interruption associated with the SMI rollout.  The Company’s fiscal 2014 full year outlook does not include the impact of this potential shift.  As the Company gets closer to its fiscal fourth quarter, it will provide an estimate of the sales and operating income impact of the shift.

Conference Call

The Estée Lauder Companies will host a conference call at 10:00 a.m. (ET) today, October 31, 2013 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 78520821).  The call will also be webcast live at http://investors.elcompanies.com.

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Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2014 Second Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

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The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, GoodSkin Labs, Grassroots Research Labs, Tom Ford, Coach, Ojon, Smashbox, Ermenegildo Zegna, Aerin Beauty, Osiao, Marni and Tory Burch.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

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THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended September 30		Percent Change
	2013	2012

Net Sales	$2,675.0	$2,549.5	5%
Cost of sales	544.1	539.2
Gross Profit	2,130.9	2,010.3	6%

Gross Margin	79.7%	78.9%

Operating expenses:
Selling, general and administrative	1,680.2	1,527.9
Restructuring and other charges (A)	1.2	0.4
	1,681.4	1,528.3	10%
Operating Expense Margin	62.9%	60.0%

Operating Income	449.5	482.0	(7)%

Operating Income Margin	16.8%	18.9%

Interest expense, net	13.5	15.8
Interest expense on debt extinguishment (B)	—	19.1
Other income	—	1.8
Earnings before Income Taxes	436.0	448.9	(3)%

Provision for income taxes	134.2	149.3
Net Earnings	301.8	299.6	1%

Net earnings attributable to noncontrolling interests	(1.1)	(0.1)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$300.7	$299.5	0%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.78	$.77	0%
Diluted	.76	.76	0%

Weighted average common shares outstanding:
Basic	387.8	387.8
Diluted	394.9	395.5

(A) During the second quarter of fiscal 2013, the Company closed its multi-faceted cost savings program implemented in February 2009 (the “Program”) and will continue to execute all remaining initiatives through fiscal 2014.  The impact of returns, charges and adjustments related to the Program for each fiscal period are set forth in tables that follow these notes.

(B) In the first quarter of fiscal 2013, the Company redeemed $230.1 million principal amount of its 7.75% Senior Notes due November 1, 2013.  As a result, the Company recorded a pre-tax charge to earnings of $19.1 million.

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This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities and the extinguishment of debt.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain consolidated statements of earnings accounts before and after the charges associated with restructuring activities and the extinguishment of debt.  The Company uses these non-GAAP financial measures, among other things, to evaluate its operating performance and the measures represent the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

 (Unaudited; In millions, except per share data and percentages)

	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	% Change versus Prior Year Before Returns/Charges
Net Sales	$2,675.0	$0.0	$2,675.0	$2,549.5	$0.0	$2,549.5	5%
Cost of sales	544.1	0.0	544.1	539.2	0.0	539.2

Gross Profit	2,130.9	0.0	2,130.9	2,010.3	0.0	2,010.3	6%
Gross Margin	79.7%		79.7%	78.9%		78.9%

Operating expenses	1,681.4	(1.2)	1,680.2	1,528.3	(0.4)	1,527.9	10%

Operating Expense Margin	62.9%		62.8%	60.0%		60.0%

Operating Income	449.5	1.2	450.7	482.0	0.4	482.4	(7)%
Operating Income Margin	16.8%		16.9%	18.9%		18.9%

Interest expense on debt extinguishment	—	—	—	19.1	(19.1)	—	—

Provision for income taxes	134.2	0.3	134.5	149.3	6.9	156.2
Net Earnings Attributable to The Estée Lauder Companies Inc.	300.7	0.9	301.6	299.5	12.6	312.1	(3)%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.76	.00	.76	.76	.03	.79	(3)%

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THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	September 30	June 30	September 30
	2013	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$1,322.2	$1,495.7	$1,053.7
Accounts receivable, net	1,566.7	1,171.7	1,604.7
Inventory and promotional merchandise, net	1,196.3	1,113.9	1,067.9
Prepaid expenses and other current assets	547.2	515.9	486.8
Total Current Assets	4,632.4	4,297.2	4,213.1

Property, Plant and Equipment, net	1,364.4	1,350.7	1,268.9
Other Assets	1,523.7	1,497.3	1,525.6
Total Assets	$7,520.5	$7,145.2	$7,007.6

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$15.9	$18.3	$24.0
Accounts payable	461.9	481.7	421.7
Other current liabilities	1,509.8	1,434.6	1,526.7
Total Current Liabilities	1,987.6	1,934.6	1,972.4

Noncurrent Liabilities
Long-term debt	1,324.7	1,326.0	1,330.7
Other noncurrent liabilities	595.7	582.7	664.0
Total Noncurrent Liabilities	1,920.4	1,908.7	1,994.7

Total Equity	3,612.5	3,301.9	3,040.5
Total Liabilities and Equity	$7,520.5	$7,145.2	$7,007.6

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Three Months Ended September 30
	2013	2012
Cash Flows from Operating Activities
Net earnings	$301.8	$299.6
Depreciation and amortization	88.9	77.5
Deferred income taxes	(23.4)	(18.8)
Other items	59.4	58.3
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(375.1)	(518.1)
Increase in inventory and promotional merchandise, net	(58.1)	(59.2)
Increase in other assets, net	(37.6)	(26.9)
Increase in accounts payable and other liabilities	74.0	62.4
Net cash flows provided by (used for) operating activities	$29.9	$(125.2)

Capital expenditures	$85.7	$95.5
Payments to acquire treasury stock	59.5	165.4
Dividends paid	69.8	0.5

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